WidePoint Corporation
Third Quarter 2010 Earnings Conference Call
November 10, 2010

Operator:                                       Good afternoon, ladies and gentlemen.  Thank you for standing by.  Welcome to the WidePoint Corporation Third Quarter 2010 Earnings Conference Call.  During today’s presentation all participants will be in a listen-only mode.  Following the presentation the conference will be opened for questions.  If you have a question, please press the star, followed by the one on your touchtone phone.  If you are using speaker equipment, you will need to lift the handset before making your selection.  This conference is being recorded today, Wednesday, November 10, 2010.  At this time, I’d like to turn the conference over to David Fore with Hayden IR.  Please go ahead, sir.

David Fore:                                    Thank you, operator.  Good afternoon to all participants in WidePoint’s third quarter financial results conference all.  With me today are WidePoint’s Chairman and CEO, Steve Komar and Chief Financial Officer, Jim McCubbin.  Steve will provide an overview of third quarter and year-to-date results and Jim will provide additional financial details.  We will open the call to questions from participants.

I’ll begin reminding you that this conference call contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks, uncertainties, and assumptions as described from time to time in registration statements and reports, and other periodic reports filed with the Securities and Exchange Commission.  All statements other than statements of historical facts, which address the company’s expectations for its future with respect to financial performance or operating strategy, can be identified as forward-looking statements.

These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties.  Actual results may differ from those described in the forward-looking statements.  Those forward-looking statements involve certain risks and uncertainties they are subject to change based upon various factors, many of which are beyond the company’s control.  We caution investors, these forward-looking statements speak only as to the current story the date hereof.  The company hereby expressly disclaims any obligation or undertaking to come to that you must release publicly any of these provisions to any such statements to reflect any change of (inaudible) expectations or changes of events in conditions or circumstances in which these statements are based.

I now return the call over to WidePoint’s Chairman and Chief Executive Officer, Steve Komar, for opening remarks.

Steven Komar:                               Thank you, David. Good afternoon to everyone who has joined us today. As always, we appreciate your time and attention and your continued interest in WidePoint.

Our third quarter proved to be another very successful operating period for the company as we continue to benefit from our diversified services platform, to produce meaningful year-over-year and year-to-date growth and performance.  While I’ll leave the financial detail to Jim, I did want to highlight a couple of key metrics.

WidePoint grew its revenues in the three months ended September 30, 2010 to $13.8 million. We’re 21% better than the $11.4 million realized in the year ago period. This also represents a quarter-to-quarter increase of 10.5% to the $12.5 million of revenue achieved in the immediately preceding June quarter of this year.  On a nine months year-to-date basis, we grew revenues by 17% to $37.4 million, from $31.9 million in the prior year. Each of our three business segments contributed to our third quarter performance, but our cyber security solutions segment led the way by delivering revenue growth of 158%.

As we begin to see the effects of our expansion into local markets and a continued acceleration of federal agencies adoption and implementation of our digital credential based cyber security solution. Significant contributors during the quarter included the Department of the Navy for services related to digital credentials and the continued rollout of the Department of Justice-funded award for the Delaware State University, issued during the second quarter, for the delivery of a securitized crisis management capability from our Advanced Response Concepts subsidiary.  Gross profit for the three month period ended September 30th grew 47% in the year-ago period. Gross margin of 29% was 500 basis points higher than in the third quarter of 2010 than in the same period last year. This being directly attributable to the combination of increased revenues and incrementally higher margins resulting from improved economies at scale in the Cyber Security Solutions segment.

Operating income increased 102% and 75% respectively in the three and nine month periods of 2010 versus the same periods in 2009. Net income increased 116% in the quarter and 97% for the nine months compared to the prior year periods. While we’re quite pleased with this solid performance, perhaps of more significance is the fact that we have every reason to believe that the trajectories we have established over the past several quarters will continue into foreseeable future quarters. As we continue to focus on leveraging existing relationships and penetrating available market opportunities that require both our services and product capabilities.

With that as a preamble, I’d like to turn the call over to Jim McCubbin, WidePoint’s CFO, for a more in depth discussion of our financial results. Jim, the floor is yours.

Jim McCubbin:                               Hello, everyone. During the third quarter, we’re happy to report that we continued to generate solid financial metrics which demonstrates continued success of our growth and profitability strategy and the leverage that our business model has been providing for our financial results.  These positive results are allowing us to hit targets that we established the beginning of this year. With the remaining quarter in our fiscal year 2010 moving along, this is clearly providing us with the confidence that we will be wrapping-up a successful year with solid growth in the top line, margin improvement and bottom line results.

In reviewing the quarter, we saw net revenue for the three ended September 30, 2010 increase $2.4 million or 21% to $13.8 million from $11.4 million in last year’s comparable period.  This is primarily due to growth in our Cyber Security Solutions segment.  Looking at our segment, wireless management increased nominally to $6.9 million from $6.8 million a year ago.  The increase in revenue was primarily the result of growth and new customer expansion. As the result, recent awards were partially offset by a reduction of services for billable calling minutes provided to one of our large customers, which we have been attempting to move away from as it is a very low margin service offering.  Short term, given this, we may witness a reduction of variability in revenue growth as the revenue mix in this segment experiences a reduction of billable calling minutes as compared to managed fees as we shift our attention to expanding the fee portion of our sales mix. This change in mix should lift margins and have little to no impact negatively on the bottom line, all a good thing.

Our Cyber Security Solutions segment recorded revenue of approximately $4 million in the third quarter versus just $1.6 million last year. This 158% growth is primarily a result of a purchase by the Department of Navy for services related for credential services, a continue rollout by the State of Delaware under an award issued to us during the second quarter of 2010 by Delaware State University, and continued increases in the volume and high levels of repeat customers for our credential sales associated with several initiatives requiring the use of those credentials by government agencies that we are witnessing, especially as they gain greater traction and exposure this year and what we look forward to be even greater exposure and traction next year.

Meanwhile, our IT consulting services and product segment reported revenue of approximately $2.9 million for the three month period ending September 30, 2010 compared to $3.1 million for the three month period ending September 30, 2009. This 6% decrease was due primarily to weakness in our commercial marketplace as a result of negative economic conditions and some outsourcing by a customer to foreign locations which we do not be continuing to have a negative impact in the future. We anticipate that this segment should continue to grow at a moderate rate long term to given the nature and variability of the products and services we offer within this segment, this growth may be erratic quarter-to-quarter. We’ve seen for the nine month the segment improve overall, but we have seen quarter-to-quarter variation with an expectation by associate an actual up-kick in this segment in the fourth quarter.

Gross profit for the three months increased 47% to $3.9 million, or 29% gross margin compared to $2.7 million, or 24% gross margin. Gross margin was substantially higher in the third quarter of 2010 as compared to the third quarter of 2009 as the result of greater revenues and higher margins associated with improved economies of scale and our Cyber Security Solutions segment.  Because of the increasing volume of new users, the high rates that we are experiencing from returning users of our credentials, we have been able to realize greater efficiencies in our operations. This has allowed us to provide a more competitive customer unit price which continues to support greater levels of gross profitability. We anticipate our gross profit as a percentage of revenue should increase as we continue to witness growth in this area.

Total operating expenses increased 32% to $2.8 million for the quarter ending September 30, 2010 compared to $2.1 million for the year-ago period. Operating expenses as a percentage of sales increased slightly from a year-ago period due to increases in both sales and marketing and in general administrative expenses, including a couple of one-time events associated with an allowance attributable to an accounts receivable matter and some additional audits and review costs associated with wrapping-up the review by the IRS positively.  Sparing these events, we should stabilize within this area looking forward.

WidePoint reported operating income of approximately $1.1 million in the third quarter, up approximately 102% compared to operating income of approximately $583,000 in the third quarter last year.

Net income was approximately $1.1 million or $0.02 per basic and diluted shares compared to net income of approximately $515,000, or $0.01 for basic and diluted shares in the year-ago period, but I would like to address the leverage in the model has been shown here to 21% revenue growth attributing to over 100% bottom line growth, factors that we are pleased with as it proves that our financial model is working for our plan.

On a year-to-date basis, net revenue for the nine months ended September 30, 2010 increased $5.5 million, or 17% to $37.4 million to $31.9 million for last year’s comparable period.  Our wireless mobility management segment increased to $20.7 million for the nine months ended September 30, 2009. Our Cyber Security Solution segment revenue increased 84% to $7.9 million from $4.3 million a year ago, and our consulting revenue increased to $8.8 million from $7.4, all positive trends we expect to be played out for  our fiscal period ending 2010.

Year to date, gross profit increased 75% to $9.4 million representing 25% gross margin compared to gross profit of $6.9 million, or 22% gross margin in last year’s same period. The percentage of gross profit was higher in the first nine months of 2010 as compared to the first nine months of 2009 as the result of higher margins associated with improved economies at scale and our wireless mobility management and Cyber Security Solutions segment and a greater mix of higher margin direct consulting services as compared to the lower margin software reselling and our IT consulting services and product segments. Evidence that the leverage in our business model again has been successful.

Total operating expenses increased 28% to $7.4 million for the nine months ended September 30, 2010 compared to $5.8 million for the year-ago period. Operating expenses as a percentage of sales increased slightly to 20% from 18% year ago period due to increases in both sales and marketing and general administrative expenses along with those one-time events we had mentioned above in the third quarter period of performance. We do expect in the future that G&A and SG&A will normalize to the overall long term rates, excluding a couple of those one-time expenses we took in the third quarter.  For the nine months ended September 30, 2010, WidePoint reported operating income of approximately $2 million, up approximately 75% from approximately $1.1 million in the same period last year.

Net income was up approximately 97% to approximately $1.8 million or $0.03 per basic and diluted weighted average share outstanding compared to net income of approximately $895,000, or $0.02 for basic and $0.01 for diluted weighted share outstanding the year-ago period. All trending positively and in line with the guidance we established the beginning of this year.

Looking at our balance sheet, we continue to witness positive metrics.  With $5.5 million working capital year-to-date which increased 37% from $4 million as of December 31, 2009. Shareholder’s equity was up 12.6% for approximately $1.9 million to $16.7 million from $14.8 million as of year-end 2009.  All evidence of profitability we are generating is being realized in building greater values in working capital, the reduction of debt and growth in shareholders equity.

Looking at the remainder of 2010, we are also predominantly reiterating our 2000 full year outlook. We expect increase consolidated revenue by approximately 20%, expanded gross margins to operating margins to gross margins in the 22 to 26% range and operating margins in the 6 to 8% range, along with maintaining of selling, general administrative costs as percentage total revenue, excluding any one-time events, and accelerating our growth rate of net income.

With that review completed, I’d like to turn it back to Steve for final comments before we open up the call for questions. Thank you, everyone.

Steven Komar:                               Thank you, Jim. Before we open the call to questions, I’d like to take a moment or two just to highlight a couple, a number of initiatives and successes we experienced during the third calendar quarter of this year.

We have already touched on the cyber security credential link solution for the Department of Navy’s mobile communication requirement which we mention is one of the revenue growth drivers this quarter. These solutions though are widely used in situations where they provide secure, remote access to critical system applications for mobile work forces.  ORC smart card, our Common Access Card (CAC) equivalent management console, fully met the rigorous Navy operational testing, configuration control requirements.   Being chosen for this initial, $3 million award demonstrates that our value added security solution is highly cost effective and that it leverages and compliments existing defense network security solution.  Our identity assurance services were also chosen by MERS Corp. which is the electronic loan registry to the mortgage finance industry. In order to provide digital certificates for identification and digital signatures to its registry members.  WidePoint will provide MERS Corp. members like mortgage originators, lenders, document custodians, settlement agents, title companies, insurers, investors and county recorders with the ability to digitally sign and encrypt information so users can be certain as to the identity and the credentials of the organization which they are transacting business and can be confident in the integrity of the data they transmitted.  Our government proven, federally-compliant digital credentials where the ideal answer for key members of the mortgage banking and financial services industries, looking to streamline the mortgage process and add state of the art security features with the electronic transmission of records, contracts and documents. This agreement further demonstrates WidePoint’s ability to extend its proprietary solutions to emerging market requirements outside the government sector.

And last, but certainly not least, our iSYS subsidiary was awarded a five year contract which includes a base year and four option years to provide wireless management services to the Transportation Security Administration.  This contract award is valued at approximately $84 million over its five year life.

As the leading provider of mobile management services to the US Federal Government, iSYS manages more wireless devices for more agencies than any other provider.  This award marks the substantial expansion of the TEMS services that we presently provide to the TSA. It also demonstrates that the Federal Government recognizes that using our TEMS services allow them to improve efficiency, streamline services and manage their expenses more cost effectively.

As you can see from the above, we are all, we are carrying a significant amount of momentum into our fourth quarter. This momentum, coupled with our positive financial metrics, position us well for the current quarter and moving forward into 2011. Of course, there will be challenges, and the management team will be focused on anticipating and responding to those. More importantly, we believe the performance guidance Jim has earlier presented and updated today speaks well for the positive outlook for WidePoint Corporation.

With that, I’d like to open it up for questions and if I can lean on the operator to help us out and if you can assist with opening the lines.

Operator:                                        Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you would like to ask a question, please press the star, followed by the one on your touchtone phone. If you’d like to withdraw that question, please press the star, followed by the two and if you’re using speaker equipment today, you will need to lift the handset before making your selection. First question’s from the line of Mike Malouf with Craig-Hallum. Please go ahead.

Mike Malouf:                                 Great. Thanks, guys and good quarter. It’s sure nice to see the leverage, especially on the gross margins. Great job.  Well, I did have a question with regard to the general G&A line, you, you obviously had some one-time expenses that you alluded to.  Can you give us a sense of how much that was in the quarter and you know, you said you might go back down to a more sustainable level, just want to get a sense of how much that was?

Jim McCubbin:                              Well, Mike as you know, we’ve been trying to keep SG&A around that 18%, or less, number. We had a couple hundred thousand dollars and a couple one-time events that we chose to take in the third quarter because it was prudent for us to do. If you kind of exclude that, it puts us right back down at that 18% level, so with that, they were one-time events, so we should really be right back there and as revenue scales, we really shouldn’t be seeing a whole lot more spikiness in SG&A. In fact, if anything, on a percentage basis, we probably will see it fall.

Steven Komar:                               And by the way, Mike, I just want to let you know that it’s a fairly high priority item with us in the sense that, you know, we’ve advertised widely, that we believe that we can leverage that SG&A base and do it intelligently and help build profitability, so you can be assured our focus will be on that in the coming quarters.

Jim McCubbin:                              And Mike we also did do a lot of marketing in the quarter for next year, so there’s a lot of shows.

Mike Malouf:                                 Okay, great, thanks. And then, just a question about the Navy $3 million contract. Was that all recognized in this quarter, or is there some in the fourth quarter as well, and can you remind us how much going forward will you have as far as maintenance revenue surrounding that contract? Thanks.

Jim McCubbin:                              Mike, one good bit of it was recognized in the third quarter, some of it will be recognized in the fourth quarter. That’s number one. Number two, renewals, we’re working out what the renewals will be. It’s not maintenance per say, like software, but it’ll be a renewal in the third quarter with a very sizeable renewal number. We just don’t have that number to give you exactly right now.  We’d also like to point out too, the fact that this was an initial order to get us in place with the Navy and we believe there is utilization for these consoles and what they do with defense of cyber security initiatives throughout the Navy as well as the DOD and other applications and we are marketing it, and we are in discussions with them for utilization of what that initial award was for.

Mike Malouf:                                 Great and just a last question, I know you said that you did ramp up SG&A a bit in the third quarter to go after some particular opportunities that might be successful in 2011. Wondering if you could elaborate just a little bit on what kind of opportunities that could, we could sort of see going into next year? Thanks.

Jim McCubbin:                              We’ve been doing a few things: one, we’ve been out marketing the Delaware State University project with our advanced response concept so we’ve had some of that marketing expense where we would like to see that rolled out across the country to all the chief’s of police and all the different police forces.  We’ve also been working on a number of alliance and strategic partnerships in taking cyber security offerings to the next level as well as we’ve been marketing our mobile telecoms set up a little more broadly to the state municipalities as well as other agencies. So, with all that, we made a really solid push because the turns in our businesses as you know can be one to one and a half years, so we are laying the groundwork for next year, and we’re trying to lay the groundwork for some exceptional growth, and that’s how it starts, planting these seeds today.

Mike Malouf:                                 Great. Thanks a lot, guys.

Speaker:                                         Thank you, Mike.

Operator:                                       Thank you. Our next question is from the line of Fred Milligan with Sanders Morris Harris. Please go ahead.

Fred Milligan:                                Hey, good afternoon, guys.   You knocked the ball out of the park, that’s pretty good. Hey, the quarter was strong in regard to the dynamics of cyber security, wireless much less so. Is that going to be the pattern going forward?

Jim McCubbin:                              No, you’re going to see some behavior where in the fourth quarter, you may see more out of wireless and consulting services that is fourth quarters tend to be a little bit traditionally stronger in those areas. Wireless this year has lagged, where last year it was extremely strong. We’re seeing a lot of strong interest now come back in the second and third quarter, it reappeared, while it seemed that everybody was on a hiatus with the Federal agencies so we do not expect that to be the case.  If we play everything appropriately, we could find all three segments doing very well next year, but again, any one of the three, you know, it’s nice to have diversification because it appears something’s always working for us, and we have gotten some of the size and leverage where that’s working in our benefit. When they all one day work together very well, that will be, you know, hitting the ball out of the park.

Steven Komar:                               I think we’ve said in the past that there’s always going to be a little volatility between our segments and I think that statement still applies, and I know we can’t use the characterize ourselves in a different way than we are in this segment, but we do believe that each of our segments is going to continue to grow and that, that just may be on a quarter-to-quarter basis a little bit of volatility between them, but the outlook for each of the segments is for strong, continued revenue growth.

Fred Milligan:                               The wireless business…will that be marketed through the states and local governments as well?

Steven Komar:                               We are quite active today in doing exactly that. We have a couple of charter clients, we have a lot of activity going on and a lot of interest from other state and local agencies, and we think we’re going to have some really good news on that in the not too distant future.

Fred Milligan:                                Okay, thank you, thank you.

Steven Komar:                               You’re welcome.

Operator:                                        Thank you, our next question comes from the line of Voltan Burnette with Deka Investments. Please go ahead.

Voltan Burnette:                           Yes, gentlemen. First of all congratulations on the quarter, well done. I had a question as it pertains to margins and if this was addressed, I hopped on a little bit late so please forgive me, but I see that you guys were increasing your margins here. Can you speak to what it looked like moving forward?

Steven Komar:                               Do you mean the continued margin improvement?

Speaker:                                         We didn’t hear you. You broke up, can you state the question again.

Voltan Burnette:                           Certainly. Can you speak the margins and their improvement moving forward, or what they’re going to look like in the subsequent quarters?

Jim McCubbin:                             Well, that’s a little bit difficult for us to gauge right now. It depends on which of the three segments move at what times. We tend to look over the year. We believe at maturity, you know, assuming, you know percentages, relative percentages and a mix of wireless, mobility and cyber being somewhat equal, you’re going to find yourself with margins in the higher 30% range. If you have cyber being greater than that in the overall mix, you’ll see that getting up into the 40’s and 50’s.  So it really depends on the mix as it evolves.  Our three segments have different margins. Given the big change in the third quarter, you can see how a small change in revenue greatly impacts the overall margins for the business so, and that’s why it’s exciting to see cyber really taking hold and having the growth prospects it has because of just that, the margin improvements.

Voltan Burnette:                           Okay, thank you very much.

Speaker:                                         You’re welcome.

Operator:                                       Thank you. Our next question comes from the line of John Henderson with JDH Capital. Please go ahead.

John Henderson:                           Hi guys, congratulations. It was very nice to see the operating leverage come through this quarter and see those margins expand, so way to go.

Jim McCubbin:                             Thanks, John.

Steven Komar:                              Appreciate it.

John Henderson:                           I was just, a couple quick questions. I missed part of the call earlier and I’m not sure if you guys touched upon this, regarding the overall opportunity looking out into next year, you know, through the Navy and other areas, in particular the Navy, how quickly is this initial phase, which I think is like 20, 25% potential of the overall contract. When does that get completed and thereafter, when do you think you would have a feel for if you’re going to get add-on revenues from that contract.

Jim McCubbin:                             We can’t address the Navy in any kind of detail.

John Henderson:                           Okay.

Jim McCubbin:                             We can address cyber security in general, but some of the defensive cyber security issues and matters that we work on are sensitive, we’re not at liberty to go into great detail with, I hope you can understand that.

John Henderson:                           Okay, well that’s great. Everything else has been answered so keep up the good work.

Jim McCubbin:                             Alright, thank you.

Speaker:                                         Thanks.

Operator:                                        Thank you. Once again, ladies and gentlemen, if there are any additional questions, please press star, one on your touchtone phone. As a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection.  Next question is from the line of Sam Donaldson, private investor.  Please go ahead.

Sam Donaldson:                            Gentlemen, these results are just terrific. When I think how far you’ve brought this company in the last three years, it’s really extraordinary and as a stockholder, you certainly have my thanks. Everybody else, Bob and Jim, all the people who made this possible.

Steven Komar:                               Sam, forgive us. We are having an awful lot of trouble hearing you.

Sam Donaldson:                            Well, how about I speak up, can you hear me now?  These are terrific results. You have my thanks and its extraordinary what you’ve done in making the progress for this company and when you say, Steve, that you anticipate the same level of progress for the foreseeable future, it makes me almost giddy.

Steven Komar:                               Well, thank you, Sam.

Sam Donaldson:                            Well, I have a question and I think Jim knows what it is.  The Republicans say they are going to cut the budget. They are going cut it everywhere, now whether they can do it or not, we’ll see, but the point is, in the areas where we are making our sales and that includes, state governments as well as the Federal Government, would you anticipate that the kind of cut you hear floating around would affect our ability for new contracts?

Jim McCubbin:                              Hi Sam, this is Jim, and yeah, I think I was aware of a question. It’s our belief that the defensive and cyber security areas in which DHS, the DOD and various other three letter agencies are working, they will not be curtailed, and any of the budgets in any of the policy briefings and briefings that we’ve been a part of, that is actually where they are going to be increasing their spending and most of the buys are going. A lot of the decrease in budgets are going to be addressed via personnel, some of the streamlining that Defense Secretary Gates with the DOD, they’re predominantly in areas that would be more associated with our consulting group, but again, our consulting group is a little pulled away from that because it’s more aligned to cyber security. Our wireless base is actually provides a cost savings, so we’re actually hopeful and pleased that they’re doing some of this, because they are going to be looking for more money to save, and we have proven with white papers and client histories, in which case, that we’ve saved anywhere from 30 to 60% on the average spend by a number of large agencies within the DOD. So, that should be a positive impact for us as well. Overall, we don’t see a lot affecting our wireless and/or cyber security segments. We could have a slight, or a little bit of exposure in consulting, but I think the other two segments will more than offset and still allow us to grow.

Sam Donaldson:                             It doesn’t get any better than that, my thanks to you again. Bye bye.

Operator:                                        Thank you and gentlemen I’m showing no further questions at this time, please continue with any closing remarks.

Steven Komar:                               Well, thank you. I would just say, offer a final thank you for your continued interest and support in WidePoint. We appreciate your questions and ongoing commitment to the future of the company and we look forward to updating everyone after our fourth quarter and full year 2010 results are released. Until then, I wish you and please have a pleasant evening and a respectful Veterans Day.

Operator:                                        Thank you, sir. Ladies and gentlemen, this does conclude the WidePoint Corporation Third Quarter 2010 Earnings Conference Call. Thank you for your participation and you may now disconnect.